J. Patrick Faubion Named Executive Vice President
of Comerica’s Business Bank

Faubion, Comerica’s Texas Market President, Succeeds Lars C. Anderson
DALLAS/July 13, 2015 – Comerica Incorporated (NYSE: CMA) today announced that J. Patrick Faubion, Executive Vice President, has been named head of the banking company’s Business Bank, effective Tuesday, July 14, 2015. Faubion, a 31-year veteran of Comerica and its Texas Market President, succeeds Lars C. Anderson, Vice Chairman, who is resigning to pursue other opportunities. Faubion will report to Curtis C. Farmer, President of Comerica Incorporated and Comerica Bank, and will become a member of Comerica’s Management Executive Committee.
In addition to his new responsibilities, Faubion will maintain his current responsibilities, which include overseeing Comerica’s Texas Market, with direct responsibility for General Middle Market banking in Texas and Comerica’s Energy business, as well as market activities in Arizona and Florida.
Faubion joined Comerica in 1984 and has held various management positions in commercial lending and credit management.
“Pat has been an invaluable member of Comerica’s management team and has overseen the growth of our Texas market since 2010,” said Ralph W. Babb Jr., chairman and chief executive officer, Comerica Incorporated and Comerica Bank. “His experience and expertise as a commercial banker for nearly four decades, combined with his tremendous leadership skills, make him ideally suited to direct our Business Bank.”
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $69.3 billion at March 31, 2015.

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